Exhibit 12-2

                                                          PUGET SOUND ENERGY
                                           STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                                                       EARNINGS TO FIXED CHARGES
                                                         (Dollars in Thousands)

                                            Restated
                                           12 Months
                                              Ending                    Year Ended December 31,
                                       June 30, 2001        2000         1999         1998        1997         1996
------------------------------------- --------------- ----------- ------------ ------------ ----------- ------------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing
      operations per statement
      of income                             $193,172    $193,831     $185,567     $169,612    $125,698     $167,351
    Federal income taxes                     127,773     128,973      109,164      105,814      44,916      106,876
    Federal income taxes charged
      to other income - net                   11,186       1,411        2,909        3,986      14,807         (784)
    Capitalized interest                        (620)     (1,264)      (3,692)      (1,782)       (360)        (600)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                                    --          --           --           --       (608)          460
------------------------------------- --------------- ----------- ------------ ------------ ----------- ------------
Total                                       $331,511    $322,951     $293,948     $277,630    $184,453     $273,303
------------------------------------- --------------- ----------- ------------ ------------ ----------- ------------

  Fixed charges:
    Interest expense                        $189,060    $184,405     $160,966     $146,248    $123,543     $122,635
    Other interest                               620       1,264        3,692        1,782         360          600
    Portion of rentals
      representative of the
      interest factor                          4,827       5,002        4,575        2,878       3,143        4,187
------------------------------------- --------------- ----------- ------------ ------------ ----------- ------------
Total                                       $194,507    $190,671     $169,233     $150,908    $127,046     $127,422
------------------------------------- --------------- ----------- ------------ ------------ ----------- ------------

  Earnings available for
    combined fixed charges                  $526,018    $513,622     $463,181     $428,538    $311,499     $400,725
RATIO OF EARNINGS TO
  FIXED CHARGES                                 2.70       2.69x        2.74x        2.84x       2.45x        3.14x

                                                          PUGET SOUND ENERGY
                                           STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                                   EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                         (Dollars in Thousands)

 Restated
                                        12 Months
                                           Ending                       Year Ended December 31,
                                     June 30, 2001         2000         1999         1998         1997         1996
---------------------------------- ---------------- ------------ ------------ ------------ ------------ ------------
EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing
      operations per statement
      of income                           $193,172     $193,831     $185,567     $169,612     $125,698     $167,351
    Federal income taxes                   127,773      128,973      109,164      105,814       44,916      106,876
    Federal income taxes charged
      to other income - net                 11,186        1,411        2,909       3,986          14,807       (784)
---------------------------------- ---------------- ------------ ------------ ------------ ------------ ------------
Subtotal                                   332,131      324,215      297,640      279,412      185,421      273,443
  Capitalized interest                       (620)      (1,264)       (3,692)      (1,782)         (360)       (600)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities                      --           --          --             --       (608)          460
---------------------------------- ---------------- ------------ ------------ ------------ ------------ ------------
Total                                     $331,511     $322,951     $293,948     $277,630     $184,453     $273,303
---------------------------------- ---------------- ------------ ------------ ------------ ------------ ------------

  Fixed charges:
    Interest expense                      $189,060     $184,405     $160,966     $146,248     $123,543     $122,635
    Other interest                             620        1,264        3,692        1,782          360          600
    Portion of rentals
      representative of the
      interest factor                        4,827        5,002        4,575        2,878        3,143        4,187
---------------------------------- ---------------- ------------ ------------ ------------ ------------ ------------
Total                                     $194,507     $190,671     $169,233     $150,908     $127,046     $127,422
---------------------------------- ---------------- ------------ ------------ ------------ ------------ ------------

Earnings available for
  combined fixed charges
  and preferred dividend
  requirements                            $526,018     $513,622     $463,181     $428,538     $311,499     $400,725

DIVIDEND REQUIREMENT:
  Fixed charges above                     $194,507     $190,671     $169,233     $150,908     $127,046     $127,422
  Preferred dividend
    requirements below                      14,964       15,044       17,747       21,421       26,266       36,242
---------------------------------- ---------------- ------------ ------------ ------------ ------------ ------------
Total                                     $209,471     $205,715     $186,980     $172,329     $153,312     $163,664
---------------------------------- ---------------- ------------ ------------ ------------ ------------ ------------

                                          Restated
                                         12 Months
                                            Ending                     Year Ended December 31,
                                     June 30, 2001        2000         1999         1998        1997         1996
--------------------------------- ----------------- ----------- ------------ ------------ ----------- ------------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS                       2.51        2.50         2.48         2.49        2.03         2.45

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income                      $332,131    $324,215     $297,640     $279,412   $185, 421     $273,443
  (b) Income from continuing
        operations                        $193,172    $193,831     $185,567     $169,612    $125,698     $167,351
  (c) Ratio of (a) to (b)                   1.7194      1.6727       1.6039       1.6474      1.4751       1.6339
  (d) Preferred dividends                  $ 8,703     $ 8,994     $ 11,065     $ 13,003    $ 17,806     $ 22,181
  Preferred dividend
    requirements
      [(d) multiplied by (c)]              $14,964    $ 15,044     $ 17,747     $ 21,421    $ 26,266     $ 36,242